UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

In connection with the expansion of its transformation plan, Delta Air Lines, Inc. (“Delta”) announced pay reductions for its domestic non-pilot employees, including its executive officers, effective November 1, 2005. The expanded transformation plan and the overall employment cost reductions, including the pay reductions for executive officers, are summarized below.

On September 22, 2005, Delta announced that it is expanding its transformation plan to target the delivery of an additional $3 billion in annual benefits by the end of 2007. This $3 billion target is on top of the $5 billion in annual benefits Delta is on track to deliver by the end of 2006, as compared to 2002. Delta’s expanded transformation plan is intended to combine savings achieved through the Chapter 11 restructuring process with planned revenue and network productivity improvements and more competitive employment costs. The expanded transformation plan is described in more detail in the press release dated September 22, 2005, which is attached hereto as exhibit 99.1.

The expanded transformation plan targets $930 million of benefits to be realized annually through reduced employment costs. These reductions are planned to result from changes to pay and benefits for Delta employees, as well as employee productivity improvements and overhead reductions. The total targeted benefit is made up of annual savings of $325 million from Delta pilots and $605 million from Delta’s domestic, non-pilot workforce - including management. Components of employment changes include:

•
Eliminating 7,000-9,000 jobs systemwide by the end of 2007. Delta plans to achieve these reductions in part through previously announced changes to strengthen its network and right-size its Cincinnati hub. The final number of positions eliminated will depend upon changes to Delta’s fleet.

•
Reducing pay at all levels of management. This includes a 25 percent pay reduction for Gerald Grinstein, Delta’s Chief Executive Officer; a 15 percent reduction for other officers, including executive officers; and a 9 percent reduction for supervisory and other administrative personnel.

•	Reducing pay scales by 7 to 10 percent for most front-line employees, excluding those earning less than $25,000 annually.

•	Enhancing profit-sharing to allow all Delta employees to share in future success from the first dollar of profitability.

As a result of the 25 percent pay reduction for Mr. Grinstein and the 15 percent pay reductions for each of the other executive officers, effective November 1, 2005, the annual base salaries for Delta’s executive officers will be as follows:

Name and Title	Annual Salary
Gerald Grinstein, Chief Executive Officer	$337,500
James M. Whitehurst, Chief Operating Officer	$382,500
Edward H. Bastian, Executive Vice President and Chief Financial Officer	$382,500
Glen W. Hauenstein, Executive Vice President and Chief of Network and Revenue Management	$344,250
Joseph C. Kolshak, Executive Vice President and Chief of Operations	$344,250
Lee A. Macenczak, Executive Vice President and Chief of Customer Service	$344,250
Paul G. Matsen, Executive Vice President and Chief Marketing Officer	$344,250

In addition, Delta announced that no bonuses will be paid to senior officers, including executive officers, under the annual cash incentive program with respect to calendar year 2005, even if applicable operational and customer service performance goals are met. The terms of the Annual Cash Incentive Program for 2005 were described in Delta’s Current Report on Form 8-K filed on March 4, 2005. All of Delta’s executive officers were eligible to participate in the program other than Gerald Grinstein, who decided prior to the establishment of the terms of the program for 2005 that he would not participate in any incentive compensation arrangement.

Item 8.01 Other Events

On September 22, 2005, Delta issued a press release discussing the company’s expanded transformation plan. A copy of the press release is attached hereto as exhibit 99.1.

On September 22, 2005, Delta also issued two memoranda to employees. The first memorandum, from Gerald Grinstein, Delta’s Chief Executive Officer, discusses Delta’s expanded transformation plan. The second memorandum, from Beth Johnston, Delta’s Senior Vice President - Human Resources, discusses changes in pay and benefits for Delta's domestic, non-contract employees. Copies of these memoranda are attached hereto as exhibits 99.2 and 99.3, respectively.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Press Release dated September 22, 2005 titled “Delta Air Lines Steps Up Transformation Plan to Accelerate Path to Profitability”

Exhibit 99.2	Memorandum dated September 22, 2005 titled “Delta’s Transformation Continues - Our Progress, Our Plan, Our People”

Exhibit 99.3	Memorandum dated September 22, 2005 titled “Changes Required to Help Delta Survive and Compete”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: September 27, 2005	Leslie P. Klemperer Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release dated September 22, 2005 titled “Delta Air Lines Steps Up Transformation Plan to Accelerate Path to Profitability”

Exhibit 99.2	Memorandum dated September 22, 2005 titled “Delta’s Transformation Continues - Our Progress, Our Plan, Our People”

Exhibit 99.3	Memorandum dated September 22, 2005 titled “Changes Required to Help Delta Survive and Compete”